Maine & Maritimes Corporation Annual Meeting and Web Cast

PRESQUE ISLE, ME -- 05/10/2005 -- Maine & Maritimes Corporation (AMEX: MAM) today announced that its 2005 Annual Meeting of Stockholders will be held on Wednesday, May 11, 2005, at 10:00 a.m. (Eastern Daylight Time). The meeting will be held at the American Stock Exchange, 86 Trinity Place, New York, New York, 10006, with the following web cast information:

What:

Maine & Maritimes Corporation
2005 Annual Meeting of Stockholders
When:

May 11, 2005 @ 10:00 a.m. Eastern

Where:

http://www.vcall.com/CEPage.asp?ID=91398

How:

Simply log on to the web at the address above and register for the event.

If you are unable to participate during the live web cast, the event will be available for re-play at www.maineandmaritimes.com or http://www.vcall.com/.

Maine & Maritimes Corporation is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility. MAM is also the parent company of The Maricor Group, its Canadian subsidiary, The Maricor Group, Canada Ltd, and its US subsidiary RES Engineering, Inc., both engineering, asset development and lifecycle asset management services companies; Maricor Properties Ltd, a Canadian real estate development and investment company, and its Canadian subsidiary Mecel Properties Ltd; and Maricor Technologies, Inc., a technology based subsidiary. MAM's headquarters are in Presque Isle, Maine and its subsidiaries maintain offices in Moncton and Saint John, New Brunswick, Canada; Halifax, Nova Scotia, Canada; Hudson and Boston, Massachusetts, and Portland, Maine. MAM's corporate website is www.maineandmaritimes.com

Cautionary Statement Regarding Forward Looking Information:

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. These "forward-looking statements" are subject to risks and uncertainties, which could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these risks and uncertainties are discussed and identified in Maine & Maritimes Corporation's public filings made with the Securities and Exchange Commission, and include (but are not limited to) a possible inability to raise adequate capital to execute proposed strategies, changes in overall strategy due to economic, regulatory, governmental and/or market conditions, the costs and difficulties related to integration of potentially acquired businesses, potential changes in customer and supplier relationships of potentially acquired firms, changes in governmental regulations, changes in management, and changes in financial markets.

Contact:
Annette N. Arribas
Vice President Investor Relations
Phone: 207.760.2402
Fax:  207.760.2403
E-Mail:  aarribas@maineandmaritimes.com